CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682-8211 bcohen@icrinc.com

MARINEMAX INCREASES FINANCING CAPACITY
~Increases Facility To $150 Million and Extends Term~

CLEARWATER, FL – June 2, 2011 – MarineMax, Inc. (NYSE:HZO), the nation’s largest recreational boat retailer, announced today that it has increased its existing financing facility with GE Capital, from $100 million to $150 million.

The increased facility provides for up to $150 million of floor plan financing. The facility has a three- year term, now expiring in June 2014, and it has two, one-year options to renew, subject to lender approval. Borrowings under the facility will be secured primarily by the Company’s inventory that is financed through the facility and related accounts receivable. The Company’s real estate is not pledged. The Company must maintain compliance with various covenants, including the balance sheet related covenants of a current ratio and a leverage ratio, as defined in the facility. No significant other changes were made to the existing facility. The facility contemplates that other lenders may be added by the Company to finance other inventory not financed under this facility, if needed.

Michael H. McLamb, Executive Vice President, Chief Financial Officer and Secretary of MarineMax stated, “We are pleased to be able to strengthen our financial flexibility by adding the additional borrowing capacity. Based on our two most recent quarters, we have seen an increase in new boat sales and this expansion of our credit facility better positions us for growth as the industry recovers. The increase also further strengthens our ability to capitalize on other growth opportunities that may arise.”

About MarineMax
Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Bayliner,
Hatteras, Azimut Yachts, Malibu, Nautique and GradyWhite, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage services. MarineMax currently has 57 retail locations and operates within Alabama, Arizona, California, Colorado,
Connecticut, Florida, Georgia, Kansas, Maryland, Minnesota, Missouri, New Jersey, New York, North
Carolina, Ohio, Oklahoma, Rhode Island, Tennessee and Texas. MarineMax is a New York Stock
Exchange-listed company.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of
1995. Such forward-looking statements include the Company’s assessment of industry condition and the Company’s assessment of its ability to receive and capitalize on growth opportunities. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s beliefs that the additional borrowing capacity under the facility will strengthen the Company’s financial flexibility, position the Company for growth once the economy recovers, and strengthen the Company’s ability to capitalize on other growth opportunities as they arise as well as the Company’s view of increasing boat sales and improvements in the economy and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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